Exhibit 99.1
For Immediate Release: Jan. 14, 2014
GM Delivered 9.7 Million Vehicles Globally in 2013

DETROIT - General Motors Co. (NYSE: GM) dealers delivered 9,714,652 vehicles around the world in the 2013, up 4 percent compared with 2012. Among GM’s top five global markets by volume, China and the United Kingdom posted the largest year-over-year sales increases on a percentage basis, with each up 11 percent. GM’s China sales set a new full-year record. Sales in the United States increased 7 percent.

“A healthy auto market in the United States and China, and very successful product launches at all of our brands worldwide drove GM’s growth in 2013 and helped us navigate difficult conditions in Europe and parts of South America and Asia,” said Dan Ammann, GM executive vice president and chief financial officer.

Ammann, who has been named president of General Motors, will discuss the company’s outlook and strategy at the 2014 Global Auto Industry Conference hosted by Deutsche Bank on Wednesday, January 15, in Detroit. GM’s presentation will begin at approximately 7:30 a.m. EST followed by a Q&A session.

A live webcast of the presentation will be available at http://www.media-server.com/m/p/ph2qb95h. Presentation materials will be posted in the Investor section of gm.com shortly before the webcast.

Going forward, GM plans to announce its global sales on a quarterly basis using this new template as part of the company’s effort to provide insightful and easily accessible information about its global growth strategy.

Highlights (vs. 2012)

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Chevrolet sold a record 4,984,126 vehicles in 2013, an increase of 19,304 from the previous record set in 2012. Key product launches included the Silverado, which was named the 2014 North American Truck of the Year, and the Corvette Stingray, which was named the 2014 North American Car of the Year.

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Cadillac’s global sales were up 28 percent. The brand ended 2013 as the fastest-growing full-line luxury brand in the United States, with sales up 22 percent following the introductions of the all-new XTS and ATS. In China, Cadillac’s sales grew 67 percent to a record 50,005 vehicles. Cadillac broke ground on a new assembly plant in China last year and plans to add one new model per year in the country through 2016.

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Buick’s global sales were up 15 percent as it introduced redesigns of the LaCrosse and Regal in all of its major markets and added new models in North America, including the Encore crossover. Dealers delivered 1,032,331 vehicles for the best year in the brand’s 110-year history. The previous record of 1,003,345 vehicles sold was set in 1984, before the brand entered the China market.

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Opel/Vauxhall sold more than 1 million vehicles globally and delivered a slight increase in European market share to the mid-5 percent range, its first in 14 years, following the successful launches of the Mokka and ADAM.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

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CONTACT:
Jim Cain
GM Communications
313-407-2843
james.cain@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

GM Global Sales: Fourth Quarter and Full Year 2013

GM Region	Q4	YOY Change	% Change	CYTD	YOY Change	% Change

North America	784,832	48,753	7%	3,234,275	214,793	7%
Europe	371,199	(2,511)	(1%)	1,556,754	(53,957)	(3%)
South America	267,676	2,798	1%	1,037,458	(13,582)	(1%)
International Operations	1,039,673	72,093	7%	3,886,165	270,324	7%
Total	2,463,380	121,133	5%	9,714,652	417,578	4%

Country	Q4	YOY Change	% Change	CYTD	YOY Change	% Change

China	847,948	93,632	12%	3,160,374	324,246	11%
United States	668,619	40,617	6%	2,786,078	190,361	7%
Brazil	173,525	4,309	3%	649,849	7,115	1%
United Kingdom	68,577	8,543	14%	300,977	28,649	11%
Russia	68,672	(2,989)	(4%)	257,583	(30,725)	(11%)

Brand	Q4	YOY Change	% Change	CYTD	YOY Change	% Change

Chevrolet	1,236,442	(9,406)	(1%)	4,984,126	19,304	0%
Opel/Vauxhall	255,996	16,207	7%	1,063,979	(4,061)	(0%)
Buick	255,833	25,194	11%	1,032,331	137,198	15%
Cadillac	71,953	12,909	22%	250,830	55,218	28%
All Others	643,156	76,229	13%	2,383,386	209,919	10%

Notes:
GM North America = United States, Canada, Mexico, and other North American markets*
GM Europe = Western, Central and Eastern Europe (includes Chevrolet Europe)
GM International Operations = Asia-Pacific, Africa and the Middle East*
*Cuba, Iran, North Korea, Syria and Sudan are excluded from sales volume calculations.